Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains an explanatory paragraph relating to Viveve Medical, Inc.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 19, 2020, relating to the consolidated financial statements of Viveve Medical, Inc., which appears in the Annual Report on Form 10-K of Viveve Medical, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

May 14, 2020